Filed pursuant to Rule 433

Registration Statement Nos. 333-207190 and 333-207190-01

June 7, 2018

RE: F.N.B. Corporation and FNB Financial Services, LP Subordinated Notes Program

Dear Investor,

According to our records, you are a holder of an unsecured Subordinated Note of F.N.B. Corporation or its affiliate, FNB Financial Services, LP, which is fully and unconditionally guaranteed by F.N.B. Corporation.

As you may be aware, F.N.B. Corporation is in the process of selling its affiliate, Regency Finance Company. Regency Finance Company serves in various capacities as the administrative agent of F.N.B. Corporation and FNB Financial Services, LP in servicing your Note(s). In the near future, subject to the completion of the sale of Regency Finance Company, Regency Finance Company will become a part of Mariner Finance Company. We expect the sale to be completed during the second half of 2018.

How will this divestiture affect my investment in the Notes?

Your Note(s) will continue to be serviced at participating offices of Regency Finance Company until a new administrative agent is appointed to replace Regency Finance Company. We expect the transition to a new administrative agent to take place shortly before or concurrently with completion of the sale of Regency Finance Company.

There will be no changes to the terms or conditions of your Notes, your rights under the Notes or the obligations of F.N.B. Corporation or FNB Financial Services, LP under your Notes as a result of the sale or the change in administrative agent. The Notes are and will continue to be obligations of F.N.B. Corporation and FNB Financial Services, LP. Please be aware that F.N.B. Corporation and FNB Financial Services, LP, have filed a registration statement in connection with the offering of the subordinated notes referred to in this communication. Before making an investment decision, existing and prospective investors should carefully read the prospectus in that registration statement and other documents filed by F.N.B. Corporation with the SEC for more complete information about F.N.B. Corporation, FNB Financial Services, LP and the subordinated note offering. These documents may be obtained without charge by visiting EDGAR on the SEC website at www.sec.gov or by calling us at 724-983-3525.

Even though some changes are ahead, we are here to help you. At present, you can continue to redeem or add to the outstanding principal balance of your Notes at your local Regency Finance Company office. As always, you may also contact us by phone or mail to make these transactions:

Regency Finance Company

1 South Hermitage Road

Hermitage, PA 16148

724-983-3525

We thank you for your business and participation in the F.N.B. Subordinated Note Program. If you have any questions, please contact Mark D. Lozzi, Treasurer of Regency Consumer Financial Services, Inc., at 724-983-3525.

Sincerely,

Mark D. Lozzi

Treasurer of Regency Consumer Financial Services Inc.

We have filed a registration statement with the SEC for the offering to which this communication relates. Before you make an investment decision, you should read the prospectus in that registration statement and the other documents we have filed with the SEC for more complete information about F.N.B. Corporation, FNB Financial Services, LP and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we will send you the prospectus if you request it by calling us at 724-983-3525.